LIMITED POWER OF ATTORNEY


Hope F. Cochran hereby makes and appoints Broady R. Hodder, Vice President and General Counsel of Clearwire Corporation to act as her true and lawful attorney, for herself, and in her name, place and stead, to sign on his behalf any and all reports to be filed with the U.S. Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.


/s/ Hope F. Cochran
Hope F. Cochran